Exhibit 10.1

May 22, 2015

Mr. Gregory T. Lucier

Dear Greg:

The Board of Directors (the “Board”) of NuVasive, Inc. (the “Company”) is pleased to offer to you the position of Chief Executive Officer of the Company (in addition to your continuing role as Chairman of the Board) subject to the terms and conditions of this letter agreement and the accompanying agreements.

1. Title, Duties and Responsibilities. Your title will be Chairman of the Board and Chief Executive Officer of the Company. In this capacity, you will be a full-time employee of the Company, report directly to the Board of Directors of the Company (the “Board”), and have all of the duties and responsibilities attendant to the position of Chairman of the Board and Chief Executive Officer as provided in the Company’s Bylaws and such other duties and responsibilities as are reasonably assigned by the Board.

You may continue to engage in charitable activities and serve as a member of the board of directors of Catalent Corp., Invuity, Inc., and such other companies as the Board may approve from time-to-time.

2. Effective Date and Term. Your employment with the Company will be effective on the date you execute this letter agreement (the “Effective Date”) and not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with or without notice. The at-will nature of your employment described in the forgoing sentence shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate your at-will employment relationship, subject to your right to severance as provided in this letter agreement and the other accompanying agreements.

3. Compensation.

Base Salary. Your initial base salary will be $800,000 per year, less applicable taxes and other withholdings, which will be paid in accordance with NuVasive’s normal payroll practices. The base salary will be paid retroactive to March 27, 2015, the date on which you became the interim Chief Executive Officer of the Company, net of the amount of cash retainer paid to you by the Company for your service as a Director on and after March 27, 2015. Your base salary will be reviewed annually by the Compensation Committee of the Board (“Compensation Committee”). The base salary shall not be reduced, except in circumstances in which salary reductions are applied generally and uniformly to members of senior management of the Company.

Bonus. You will participate in the Company’s Annual Bonus plan. For 2015, your target bonus opportunity is 115% of your base salary, and the maximum payout for that plan will be 230% of your base salary. The actual payout will be based on achievement of the plan-specified 2015 performance measures as previously established by the Compensation Committee, although, if the 2015 operating plan is achieved, your actual payout will be equal to the greater of $1 million or the actual performance payout as determined by the Compensation Committee.

Benefits. NuVasive provides an excellent benefits package. You will be eligible to apply for all standard benefits available to other full-time NuVasive Shareowners (employees), subject to NuVasive’s policies, the applicable plan documents and benefit plan provisions. Additionally, you will be eligible for the executive benefits package that includes an annual executive physical. All compensation, benefits and employer policies and programs will be administered in accordance with the respective NuVasive policies, plans and procedures, which may include waiting periods and other eligibility requirements to participate. NuVasive reserves the right to change or eliminate these policies and programs at any time during the course of your employment, without notice.

Long-term Incentive Awards. Conditioned upon your acceptance of employment as provided in this letter agreement, the Compensation Committee has granted to you the following awards, subject to the terms and conditions set forth in the corresponding award agreements accompanying this letter: (i) 156,775 Performance Restricted Stock Units; (ii) up to 115,000 Share Purchase Matching Performance Restricted Stock Units; (iii) 55,991 Executive Restricted Stock Units; (iv) 27,996 Performance Restricted Stock Units; and (v) a Performance Cash Award. You will receive additional long-term incentive awards as determined by the Compensation Committee pursuant to its annual review of compensation of the Company’s executive officers, and those awards will include provisions for pro rata vesting that are similar to those contained in your annual Long-term Incentive award agreements for 2015. It is currently the Compensation Committee’s intent that you will receive a 2016 long-term incentive award with an aggregate grant value of $5 million.

4. Severance and Change in Control. You will be eligible for severance benefits as provided in the NuVasive, Inc. Executive Severance Plan as in effect on the Effective Date and without regard to any amendments or termination thereof. For purposes of that plan, we agree that (1) if you terminate your employment within ninety (90) days after the Board fails to nominate you for election as a member of the Board, the termination of your employment shall be treated as involuntary, and (2) you must be provided a period of at least sixty (60) days following receipt of written notice outlining with specificity all facts or omissions that the Company alleges give rise to a termination for cause pursuant to Section II,C.1 or 2, during which period you may effect a cure of any curable actions or omissions forming the basis for the termination for cause.

Also, you will be subject to the provisions of the accompanying Change in Control Agreement provided you execute that agreement and the accompanying Proprietary Information and Inventions Assignment and Restrictive Covenant Agreement. As a further condition to entering into that Change in Control Agreement, you hereby agree that, in the event that your employment is terminated and you receive severance payments and benefits under the Change in Control Agreement, then, for a period of two (2) years following the effective date of that termination of employment (the “Restricted Period”), you:

(1) will not directly or indirectly, own, operate, control or participate in the ownership, operation or control of any business enterprise (including, without limitation, any corporation, partnership, proprietorship or other venture) engaged in any line or type of business conducted by the Company or any of its subsidiaries or affiliates during the period in which you have has been employed by the Company prior to the Change in Control (as defined in the Change in Control Agreement), provided that this restriction shall not prevent you from purchasing or owning, directly or beneficially, as a passive investment, less than five percent (5%) of any class of the publicly traded securities of any corporation; and

(2) will hold yourself out as available to perform consulting services for the Company or its successor upon such reasonable terms and conditions as shall be agreed upon between you and the Company (or its successor).

As a Shareowner (employee) of the Company, you will be required to comply with all Company policies and procedures. You will also be subject to stock ownership guidelines, as determined from time-to-time by the Compensation Committee, which require that you, as the Company’s Chief Executive Officer, have holdings in Company stock equal to three times (3x) your base salary, with five (5) years allowed for you to achieve the guided holdings.

The provisions of this letter agreement shall be governed by the laws of the State of Delaware other than the conflicts of laws provisions thereof.

Please sign below and return the fully executed letter agreement to Karen Osgood. We are looking forward to having you join the NuVasive team.

Very truly yours,

NUVASIVE, INC.

By:
Jack Blair, Lead Director

I have read this letter in its entirety and agree with the terms and conditions of employment set forth in this letter agreement.

Dated: May 22, 2015
Gregory T. Lucier